EXHIBIT 99.1

NEWS RELEASE

Broadcom Media Contact:	Broadcom Financial Analyst Contact:
Bill Blanning Vice President, Public Relations 949-926-5555 blanning@broadcom.com	T. Peter Andrew Vice President, Investor Relations 949-926-5663 pandrew@broadcom.com

Nasdaq Confirms Broadcom Compliance with Listing Requirements

IRVINE, Calif. – January 24, 2007 – Broadcom Corporation (Nasdaq: BRCM) today announced that the Nasdaq Listing Qualifications Panel has notified the company that it has regained compliance with the Nasdaq requirement relating to the filing of periodic reports with the SEC and has evidenced compliance with all other Nasdaq Marketplace Rules.  Accordingly, the Panel determined to continue the listing of Broadcom’s Class A common stock on the Nasdaq Global Select Market, and the review of the company’s listing status has been closed.

About Broadcom

Broadcom Corporation is a global leader in semiconductors for wired and wireless communications. Our products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.
Broadcom, one of the world’s largest fabless semiconductor companies with 2005 revenue of $2.67 billion,, is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5900 or at www.broadcom.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Our amended 2005 Annual Report on Form 10-K/A, amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2006, and subsequent Quarterly Reports on Form 10-Q filed January 23, 2007, and our recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.